                                                                    EXHIBIT 12.1

                               TOWER AUTOMOTIVE, INC.

           STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                             Year Ended December 31,
                                 ---------------------------------------------------------
                                   1994          1995       1996        1997       1998
                                   ----          ----       ----        ----       -----
Earnings:
Income before income
  taxes and extraordinary
  item . . . . . . . . . . . .   $  12,403   $  20,121   $  34,337   $  80,741  $  135,353
Net fixed charges (1). . . . .       2,351       2,501       8,551      44,385      52,217
                                 ---------   ---------   ---------  ----------  ----------
Total earnings . . . . . . . .   $  14,754   $  22,622   $  42,888  $  125,126  $  187,570
                                 ---------   ---------   ---------  ----------  ----------
                                 ---------   ---------   ---------  ----------  ----------
Fixed charges:
Interest expense . . . . . . .    $  1,956    $  2,027    $  7,636   $  36,651   $  42,506
Capitalized interest.. . . . .          --       1,157          --       3,409       3,732
Interest factor of rental
  expense (2). . . . . . . . .         271         311         660       6,255       7,352
Amortization of debt
  expense. . . . . . . . . . .         124         163         255       1,479       2,359
Dividends on trust
  preferred securities . . . .          --          --          --          --       9,800
                                 ---------   ---------   ---------  ----------  ----------
Total fixed charges... . . . .    $  2,351    $  3,658    $  8,551   $  47,794   $  65,749
                                 ---------   ---------   ---------  ----------  ----------
                                 ---------   ---------   ---------  ----------  ----------
Earnings to fixed charges. . .         6.3         6.2         5.0         2.6         2.9
                                 ---------   ---------   ---------  ----------  ----------
                                 ---------   ---------   ---------  ----------  ----------


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(1)  Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

(2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.